Exhibit 23.1

February 15, 2012


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Dakota Creek Minerals, Inc. on Form S-1 of our audit report, dated December 4, 2011 relating to the accompanying balance sheet as of August 31, 2011 and the related statements of operations, stockholders' equity, and cash flows for the year ended August 31, 2011 and from Inception (September 28, 2010) through August 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


/s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC
Henderson, NV
February 15, 2012